Exhibit 99.4

LETTER TO CLIENTS OF NOMINEE HOLDERS

DCB Financial Corp

Subscription Rights to Purchase Common Shares Offered

Pursuant to Subscription Rights Distributed to

Shareholders of

DCB Financial Corp

            , 2012

To Our Clients:

Enclosed for your consideration are a prospectus dated             , 2012, (the “Prospectus”) and the “Instructions as to Use of DCB Financial Corp Rights Certificates” relating to the rights offering by DCB Financial Corp (the “Company”) of its common shares, no par value, pursuant to non-transferable subscription rights distributed to all shareholders of record of the Company at 5:00 p.m., Eastern Time, on             , 2012 (the “Record Date”). The subscription rights and common shares are described in the Prospectus.

In the rights offering, the Company is offering an aggregate of 1,307,799 common shares, as described in the Prospectus.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on             , 2012, unless extended (the “Expiration Time”).

As described in the Prospectus, you will receive one subscription right for every three common shares owned at 5:00 p.m., Eastern Time, on the Record Date. Each subscription right will allow you to subscribe for one common share (the “basic subscription right”) at the cash price of $3.80 per share (the “subscription price”). For example, if you owned 30 common shares as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 10 subscription rights and would have the right to purchase 10 common shares (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) for the subscription price.

In the event that you purchase all of the common shares available to you pursuant to your basic subscription right, you may also exercise an over-subscription privilege to purchase a portion of any common shares that are not purchased by shareholders through the exercise of their basic subscription rights (the “unsubscribed shares”), subject to the availability and pro rata allocation of the unsubscribed shares among all persons exercising this over-subscription privilege. To the extent the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription privileges, then the unsubscribed shares will be prorated among those who properly exercised their over-subscription privilege based on the number of shares each person subscribed for under their basic subscription right. If this pro rata allocation results in any person receiving a greater number of unsubscribed shares than the person subscribed for pursuant to the exercise of his or her over-subscription privilege, then such person will be allocated only that number of unsubscribed shares for which he or she oversubscribed, and the remaining unsubscribed shares will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all unsubscribed shares have been allocated or all over-subscription privileges have been satisfied.

You will be required to submit payment in full for all the shares you wish to buy with your over-subscription privilege. Because the Company will not know the total number of unsubscribed shares prior to the Expiration Time, if you wish to maximize the number of shares you may purchase pursuant to your over-

subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of common shares available to you (i.e., for the maximum number of common shares available to you, assuming you fully exercise your basic subscription right and are allotted the full amount of the over-subscription privilege you elect). The Company will eliminate fractional shares resulting from the exercise of the over-subscription privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The Company can provide no assurances that you will actually be entitled to purchase the number of common shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. The Company will not be able to satisfy your exercise of the over-subscription privilege if all of the Company’s shareholders exercise their basic subscription rights in full, and the Company will only honor an over-subscription privilege to the extent sufficient common shares are available following the exercise of subscription rights under the basic subscription rights. Further limitations on your ability to purchase common shares are described in the Prospectus under “The Rights Offering—Regulatory Limitations.”

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of your over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

The subscription rights are evidenced by a non-transferable rights certificate and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON SHARES CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any common shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any common shares to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form attached to this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise your subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Once you have exercised the basic subscription right or the over-subscription privilege, such exercise may not be revoked, even if the Company extends the rights offering.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the rights offering, by calling 1-800-733-1121 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock of DCB Financial Corp.

With respect to any instructions to exercise (or not to exercise) the subscription rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Time, on             , 2012, the last business day prior to the scheduled expiration date of the rights offering of             , 2012 (which may be extended by the board of directors of the Company).

This will instruct you whether to exercise the subscription rights to purchase common shares of DCB Financial Corp’s common stock distributed with respect to its common shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of DCB Financial Corp Rights Certificates.”

Box 1. ☐    Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for common shares.

Box 2. ☐    Please EXERCISE SUBSCRIPTION RIGHTS for common shares as set forth below.

The number of subscription rights for which the undersigned gives instructions for exercise under the basic subscription right should not exceed the number of subscription rights that the undersigned is entitled to exercise.

	Number of Shares	Per Share Subscription Price	Payment
Basic subscription right	x	$3.80 =	$
Over-subscription privilege:	x	$3.80 =	$

	Total Payment Required		$

Box 3. ☐    Payment in the following amount is enclosed $            .

Box 4. ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account:	Account No.

Amount to be deducted:	$

Signature(s)

Print or type name(s) below

Date:             , 2012